Exhibit 99.1

PRESS RELEASEFOR IMMEDIATE RELEASE

Omaha, Nebraska

May 25, 2017

CONTACT:   Craig Allen

Chief Financial Officer

(800) 283-2357

America First Multifamily Investors, L.P. Extends Maturity of $50 Million Unsecured Line of Credit Commitment With Lead Participant, Bankers Trust Company

Omaha, Nebraska – On May 22, 2017, America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership”) entered into a Fourth Amendment to Credit Agreement (the “Fourth Amendment”) with Bankers Trust Company (“Bankers Trust”) which modifies certain provisions of the Credit Agreement executed between the Partnership and Bankers Trust on May 14, 2015, as amended by the First Amendment to Credit Agreement dated January 7, 2016, the Second Amendment to Credit Agreement dated February 10, 2016 and the Third Amendment to Credit Agreement dated November 14, 2016.  These modifications allow the Partnership to issue up to $120 million of Series A Preferred Units (“Preferred Units”) without the advance approval of Bankers Trust, acknowledges ATAX will not use proceeds from the Unsecured Line of Credit to redeem Preferred Units or pay distributions to Preferred Unitholders and extends the maturity date of the Partnership’s $50 million Unsecured Line of Credit to May 14, 2019.

“The extension of the maturity date of the Partnership’s $50 million Unsecured Line of Credit to May 14, 2019, continues to demonstrate Bankers Trust’s confidence in the Partnership’s performance,” said Chad Daffer, Chief Executive Officer of America First Multifamily Investors, L.P.  “Our focus has been on executing on the strategic initiatives of the Partnership and to extend and renew our debt maturities.  This extension of our Unsecured Line of Credit is a reflection of these efforts”.

Additionally, Bankers Trust has increased the maximum amount of the Partnership’s $7.5 million revolving line of credit (“Operating LOC”) to $10 million and extended its maturity date to May 14, 2019.

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing and commercial properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement, dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.